Exhibit 99.1

COMPANY CONTACT:
Peter Ingram, CFO
Hawaiian Airlines
Phone: 808.835.3030
peter.ingram@hawaiianair.com

INVESTOR RELATIONS CONTACT:
Susan Donofrio, Sr. Director
Phone: 908.719.3206
susan.donofrio@hawaiianair.com

MEDIA CONTACT:
Keoni Wagner, VP
Hawaiian Airlines
Phone: 808.838.6778
keoni.wagner@hawaiianair.com

Hawaiian Holdings Reports 2011 First Quarter Financial Results

Financial Highlights

•      Diluted net income per share of $0.02. Adjusted diluted net loss per share of $0.06 reflecting economic fuel expense

•      Operating revenue increase of 22.5% to $365.6 million

•      Passenger load factor increase of 0.5 points to 84.1%

•      Passenger revenue per available seat mile increased 2.0% to 11.69 cents

•      Cost per available seat mile excluding fuel decreased 3.1% to 9.38 cents

•      Unrestricted cash and cash equivalents of $323.7 million at March 31, 2011

HONOLULU — April 26, 2011 — Hawaiian Holdings, Inc. (NASDAQ: HA) (“Holdings” or the “Company”), parent company of Hawaiian Airlines, Inc. (“Hawaiian”), today reported consolidated net income for the three months ended March 31, 2011 of $0.9 million, or $0.02 per diluted share, on total operating revenue of $365.6 million.  This result compares with net income of $0.2 million, or $0.00 per diluted share, on total operating revenue of $298.4 million for the three months ended March 31, 2010.  An adjusted net loss reflecting economic fuel expense of $3.2 million, or $0.06 per share, compares to adjusted net income of $0.1 million, or $0.00 per share, in the prior year period.

Mark Dunkerley, the Company’s president and chief executive officer, commented that “In the first quarter, the company did a good job of mitigating the effects of the rising cost of fuel and the tragedy in Japan.  Fuel prices have climbed further since then, creating a substantial challenge for all airlines, including Hawaiian.  We will continue our focus on controlling those costs that lie within our grasp.  At the same time, we expect that strong demand in our core markets, the recovery we believe we will begin to see in Japan and the unequalled quality of service that our employees deliver will raise revenues and help offset some of the increase in fuel prices.”

First Quarter Financial Results

The Company reported an operating loss of $4.9 million in the first quarter of 2011, compared with operating income of $5.6 million in the prior year period.

First quarter 2011 operating revenue was $365.6 million, a 22.5% increase compared with the first quarter of 2010.  Capacity for the quarter increased 21.2% year over year to 2.8 billion available seat miles (ASMs), resulting in operating revenue per ASM (RASM) of 13.13 cents, up 1.1% from the first quarter a year ago.  First quarter passenger load factor increased 0.5 percentage points to 84.1% compared to the same period a year ago, while passenger yield (passenger revenue per revenue passenger mile) increased 1.2% to 13.89 cents resulting in a passenger revenue per ASM (PRASM) increase of 2.0% to 11.69 cents.  Selected Statistical Data is included in Table 2.

Total operating expenses for the first quarter of 2011 increased 26.6% year over year to $370.6 million, resulting in an operating cost per available seat mile (CASM) of 13.31 cents, up 4.5% versus the same period a year ago.  Excluding fuel, first quarter CASM decreased to 9.38 cents, down 3.1% compared to the same period a year ago.  A reconciliation of the GAAP and non-GAAP financial measures is included in Table 4.

Aircraft fuel costs in the first quarter increased 55.6% year over year to $109.4 million and represented 29.5% of operating expenses.  Hawaiian’s average cost per gallon of jet fuel increased 32.4% year over year to $2.86 (including taxes and delivery).  The financial impact of hedging activities is included in nonoperating income/expenses, and as such is not reflected in fuel expense.  Nonoperating income in the first quarter reflects $8.4 million in net gains from Hawaiian’s fuel hedging activity.

The Company believes that economic fuel expense is the best measure of the effect of fuel prices on its business as it most closely approximates the net cash outflow associated with the purchase of fuel for its operations in a period.  The Company defines economic fuel expense as GAAP fuel expense plus (gains)/losses realized through actual cash (receipts)/payments received from or paid to hedge counterparties for fuel hedge derivative contracts settled during the period.  For the three months ended March 31, 2011, economic fuel expense was $107.8 million ($2.82 per gallon), compared with $71.1 million ($2.19 per gallon) in the prior year period.  An analysis of economic fuel expense for the three months ended March 31, 2011 and 2010 and pro-forma net income and diluted net income per share reflecting economic fuel expense is included in Tables 3 and 4.

Maintenance materials and repair costs for the first quarter of 2011 increased 21.0% year over year to $43.4 million.  The year-over-year increase in maintenance expense is attributable to the addition of three aircraft to Hawaiian’s operations, increases in the amount of certain periodic maintenance expenses and rate increases in certain third party maintenance contracts.

Aircraft rent expense for the first quarter of 2011 increased 41.3% year over year to $34.1 million, primarily due to the addition of three new Airbus A330-200 aircraft to our fleet in April, May and November 2010 respectively.

First quarter 2011 nonoperating income totaled $6.4 million, compared with nonoperating expense of $5.2 million in the first quarter of 2010.  During the first quarter of 2011, the Company recognized a nonoperating gain totaling $8.4 million related to fuel hedging activities compared with a nonoperating loss of $0.6 million during the prior year period.  During the first quarter of 2011, fuel hedging gains reflect $1.6 million of realized gains on derivative contracts settling in the quarter, the reversal of $1.2 million of previously recorded gains on these same contracts, and $8.0 million in unrealized gains related to fuel derivative contracts settling in future periods.

Liquidity, Capital Resources and Fuel Hedging

During the first quarter of 2011, the Company received net proceeds of $78.7 million from the issuance of Convertible Senior Notes, Convertible Note Hedges and Warrants, due March 15, 2016, a portion of which were used to repay the outstanding balance on the Company’s existing credit agreement of $54.7 million.

As of March 31, 2011, the Company had:

•      Unrestricted cash and cash equivalents of $323.7 million, and $5.2 million in restricted cash.

•      Available borrowing capacity of $63.1 million under Hawaiian’s Revolving Credit Facility

•      Outstanding long-term debt and capital lease obligations of $196.2 million, consisting of $66.8 million outstanding under the Convertible Senior Notes, $86.0 million outstanding under floating rate notes issued in conjunction with the acquisition of three Boeing 767-300 ER aircraft in December 2006, additional notes payable of $1.4 million, and $42 million of capital lease obligations primarily associated with four Boeing 717-200 aircraft.

In April 2011, Hawaiian entered into a $65.0 million secured loan agreement, due April 2023, to finance the purchase of an Airbus A330-200 aircraft acquired in the same month.

A summary of the Company’s fuel derivatives contracts as of April 14, 2011 is included as Table 5.

First Quarter 2011 Highlights

•      For the 7th consecutive year, ranked as the nation’s #1 airline in on-time performance for 2010, as reported by the U.S. Department of Transportation Air Travel Consumer Report.

•      Led the U.S. airline industry in January and February 2011, ranking #1 nationally for on-time performance and fewest cancellations, as reported by the U.S. Department of Transportation Air Travel Consumer Report.

•      Launched nonstop service between Honolulu and Seoul, South Korea four days weekly.

•      Announced new daily, nonstop flights between Honolulu and Osaka, Japan. Hawaiian’s inaugural flight from Honolulu International Airport to Osaka’s Kansai International Airport is scheduled for July 12, 2011, underscoring the Company’s optimism in the long term opportunities in Japan.

•      Announced an expansion of the marketing partnership with Korean Airlines with a new program that allows each carrier’s frequent flyer members to earn and redeem mileage credits on either carrier.

•      Sold $86.25 million (aggregate principal amount) of 5.00% Convertible Senior Notes due 2016.  In connection with the offering of the notes, the Company entered into privately-negotiated convertible note hedge and warrant transactions.

Investor Conference Call

Hawaiian Holdings’ quarterly earnings conference call is scheduled to begin today (Tuesday, April 26, 2011) at 4:30 p.m. Eastern Time (USA).  The conference call will be broadcast live over the Internet. Investors may listen to the live audio webcast on the investor relations section of the Company’s website at www.HawaiianAirlines.com. For those who are not available for the live webcast, the call will be archived for 90 days on Hawaiian’s investor website.

About Hawaiian Airlines

Hawaiian has led all U.S. carriers in on-time performance for each of the past seven years (2004-2010) as reported by the U.S. Department of Transportation. In addition, consumer surveys by Condé Nast Traveler, Travel + Leisure and Zagat have all ranked Hawaiian the top domestic airline offering flights to Hawaii. Hawaiian was also the nation’s highest-ranked carrier for service quality and performance in the prestigious Airline Quality Rating (AQR) study for 2008 and 2009, as well as the highest-ranked carrier serving Hawaii and the #2 carrier overall in 2010.

Now in its 82nd year of continuous service in Hawaii, Hawaiian is the largest provider of passenger air service to Hawaii from the state’s primary visitor markets on the U.S. mainland. Hawaiian offers nonstop service to Hawaii from more U.S. gateway cities (10) than any other airline, as well as service to South Korea, Japan, the Philippines, Australia, American Samoa, and Tahiti. Hawaiian also provides approximately 150 daily jet flights between the Hawaiian Islands.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (NASDAQ: HA). Additional information is available at HawaiianAirlines.com.

Forward-Looking Statements

Statements in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views with respect to certain current and future events and financial performance.  Such forward-looking statements include, without limitation: our CEO’s comments relating to future demand in our core markets and expected revenues, any expectations of operating expenses, deferred revenue, interest rates, income taxes, deferred tax assets, valuation allowance or other financial items; statements regarding factors that may affect our operating results; estimates of fair value measurements; statements related to aircraft maintenance and repair costs and deposits and timing of maintenance activities; statements related to cash flow from operations and seasonality; estimates of required funding of and contributions to our defined benefit pension and disability plan; estimates of annual fuel expenses and measure of the effects of fuel prices on our business; statements regarding the availability of fuel; statements regarding our wages and benefits and labor costs and agreements; statements regarding training and transition costs and productivity improvements; statements regarding costs of compliance with regulations promulgated by the FAA and other regulatory agencies; statements related to airport rent rates and landing fees at airports in Hawaii; statements regarding aircraft rent expense; statements regarding our total capacity and yields on routes; statements regarding compliance with potential environmental regulations; potential dilution of our securities; statements regarding cost liability and deferred revenue estimates related to the frequent flyer program; statements related to our hedging program; statements concerning the impact of, and changes to, accounting principles, policies and estimates; statements regarding our tax valuation allowance; statements related to markets for and interest earned on auction rate securities; statements regarding credit card holdback; statements regarding the availability of financing; statements regarding our capital expenditures; potential violations under the Company’s debt or lease obligations; statements regarding our ability to comply with covenants under our financing arrangements; statements related to risk management, credit risks and air traffic liability; statements related to future U.S. and global economic conditions or performance; statements related to changes in our fleet plan and related cash outlays; statements related to expected delivery of new aircraft; statements related to potential route expansion; statements related to the effects of any litigation on our operations or business; and statements as to other matters that do not relate strictly to historical facts or statements of assumptions underlying any of the foregoing.  Words such as “expects,” “anticipates,” “projects,” “intends,” “plans,” “believes,” “estimates,” variations of such words, and similar expressions are also intended to identify such forward-looking statements.  These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to our operations and business environment, all of which may cause our actual results to be materially different from any future results, expressed or implied, in these forward-looking statements.

The risks, uncertainties and assumptions referred to above that could cause our results to differ materially from the results expressed or implied by such forward-looking statements also include the risks, uncertainties and assumptions discussed from time to time in our other public filings and public announcements, including our Annual Report on Form 10-K for the year ended December 31, 2010.  All forward-looking statements included in this document are based on information available to the Company on the date of this release.  The Company does not undertake to publicly update or revise its forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Table 1.

Hawaiian Holdings, Inc.

Consolidated Statements of Operations

(in thousands, except for per share data) (unaudited)

	Three Months Ended
	March 31,
	2011	2010

Operating Revenue:
Passenger	$325,281	$263,397
Other	40,328	34,979
Total	365,609	298,376

Operating Expenses:
Aircraft fuel, including taxes and oil	109,363	70,306
Wages and benefits	77,572	72,899
Aircraft rent	34,075	24,114
Maintenance materials and repairs	43,414	35,869
Aircraft and passenger servicing	18,423	14,186
Commissions and other selling	26,233	22,668
Depreciation and amortization	14,703	13,987
Other rentals and landing fees	16,324	13,120
Other	30,447	25,649
Total	370,554	292,798

Operating (Loss) Income	(4,945)	5,578

Nonoperating Income (Expense):
Interest and amortization of debt discounts and issuance costs	(3,194)	(5,003)
Interest income	357	822
Capitalized interest	1,216	57
Gains (Losses) on fuel derivatives	8,379	(627)
Other, net	(327)	(458)
Total	6,431	(5,209)

Income Before Income Taxes	1,486	369

Income tax expense	631	153

Net Income	$855	$216

Net Income Per Common Stock Share:
Basic	$0.02	$0.00
Diluted	$0.02	$0.00

Weighted Average Number of Common Stock Shares Outstanding:
Basic	50,521	51,862
Diluted	51,968	53,235

Table 2.

Hawaiian Holdings, Inc.

Selected Statistical Data

	Three Months Ended
	March 31,
	2011		2010		Change

Scheduled Operations:
Revenue passenger miles (RPM) (a)	2,341.1		1,919.7		22.0%
Available seat miles (ASM) (a)	2,782.7		2,297.5		21.1%
Passenger revenue per RPM (Yield)	13.89	¢	13.72	¢	1.2%
Passenger load factor (RPM/ASM)	84.1%		83.6%		0.5	pt.
Passenger revenue per ASM (PRASM)	11.69	¢	11.46	¢	2.0%

Total Operations:
Revenue passenger miles (RPM) (a)	2,341.9		1,919.7		22.0%
Available seat miles (ASM) (a)	2,784.0		2,297.5		21.2%
Passenger load factor (RPM/ASM)	84.1%		83.6%		0.5	pt.
Operating revenue per ASM (RASM)	13.13	¢	12.99	¢	1.1%
Operating cost per ASM (CASM)	13.31	¢	12.74	¢	4.5%
CASM excluding aircraft fuel	9.38	¢	9.68	¢	(3.1)%
Gallons of jet fuel consumed (a)	38.2		32.5		17.6%
Average cost per gallon of jet fuel (actual) (b)	$2.86		$2.16		32.4%

(a)  In millions.

(b) Includes applicable taxes and fees.

Table 3.

Hawaiian Holdings, Inc.

Economic Fuel Expense

(in thousands, except per-gallon amounts)

	Three Months Ended March 31,
	2011	2010	Change

Aircraft fuel expense, including taxes and oil	$109,363	$70,306	55.6%
Realized (gains) losses on settlement of fuel derivative contracts	(1,560)	761	(305.0)%
Economic fuel expense	$107,803	$71,067	51.7%
Fuel gallons consumed	38,249	32,514	17.6%
Economic fuel cost per gallon	$2.82	$2.19	28.8%

Table 4.

Hawaiian Holdings, Inc.

Pro-forma Net (Loss) Income and Diluted Net (Loss) Income Per Share Reflecting Economic Fuel Expense

(in thousands, except per-share data)

	Three months ended March 31,
	2011		2010
	Net income (loss)	Diluted net income (loss) per share	Net income	Diluted net income per share
As reported - GAAP	$855	$0.02	$216	$—
Less unrealized gains on fuel derivative contracts, net of tax	4,091	0.08	134	—
Reflecting economic fuel expense	$(3,236)	$(0.06)	$82	$—

Table 5.

Hawaiian Holdings, Inc.

Fuel Derivative Contract Summary

As of April 14, 2011

	Weighted Average Contract Strike Price per Barrel		Percentage of Projected Fuel Requirements Hedged	Fuel Barrels Hedged

Second Quarter 2011
Crude Oil
Call Options	$95.27		38%	355,000
Collars	Cap	Floor
	$92.10	$72.76	18%	167,000
Total			56%	522,000

Third Quarter 2011
Crude Oil
Call Options	$99.59		37%	373,000
Collars	Cap	Floor
	$92.33	$72.65	5%	46,000
Total			42%	419,000

Fourth Quarter 2011
Crude Oil
Call Options	$104.87		27%	267,000
Collars	Cap	Floor

Total			27%	267,000

First Quarter 2012
Crude Oil
Call Options	$114.53		13%	125,000
Collars	Cap	Floor

Total			13%	125,000

Second Quarter 2012
Crude Oil
Call Options	$122.10		1%	10,000
Collars	Cap	Floor

Total			1%	10,000

Table 6.

Hawaiian Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures

(in millions, except for CASM data) (unaudited)

	Three Months Ended
	March 31,
	2011		2010

GAAP operating expenses	$370.6		$292.8
Aircraft fuel, including taxes and oil	109.4		70.3
Adjusted operating expenses	$261.2		$222.5

Available Seat Miles	2,784.0		2,297.5

CASM - GAAP	13.31	¢	12.74	¢
Less: aircraft fuel	3.93		3.06
CASM - excluding aircraft fuel	9.38	¢	9.68	¢

Notes:

ASM’s represents total operations